Sub-Item 77K:  Changes in registrant's certifying accountant

          Arthur Andersen LLP resigned as auditor of The Thurlow Funds, Inc. (the "Fund") prior to the close of the Fund's fiscal year ended June 30, 1999. During the period Arthur Andersen LLP audited the Fund, its report on the financial statements for the Fund did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

          Subsequent to the resignation of Arthur Andersen LLP, the Fund's Board of Directors approved the appointment of Baird, Kurtz & Dobson to become the auditor of the Fund as of May 1, 1999.

          During the period Arthur Andersen LLP audited the Fund and the period preceding its resignation, the Fund did not have any disagreement with Arthur Andersen LLP of the type that, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to have made a reference to the subject matter of the disagreement in connection with its report.

          During the period Arthur Andersen LLP audited the Fund and the period preceding its resignation, there were no events of the kind identified in
Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

          During the period beginning with the Fund's commencement of operations and ending with the resignation of Arthur Andersen LLP, neither the Fund, nor someone on its behalf, consulted Baird, Kurtz & Dobson regarding any matter identified in Item 304(a)(2) of Regulation S-K.

September 7, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549





Dear Sir/Madam:

We have read Sub-Item 77K included in the amended Form NSAR dated September 7, 1999, of The Thurlow Funds, Inc. with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP

/s/Dale J. Kent

By
Dale J. Kent



Copy to:
Mr. Thomas F. Thurlow, The Thurlow Funds, Inc.